Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222610

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO.  9 DATED MARCH 25, 2020

TO THE PROSPECTUS DATED APRIL 26, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2019, as supplemented by Supplement No. 1 dated April 26, 2019, Supplement No. 2 dated May 9, 2019, Supplement No. 3 dated May 16, 2019, Supplement No. 4 dated June 3, 2019, Supplement No. 5 dated July 29, 2019, Supplement No. 6 dated August 16, 2019, Supplement No. 7 dated November 14, 2019 and Supplement No. 8 dated January 17, 2020, relating to our offering of up to $990,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 9 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 9 is to disclose:

●	the suspension of our continuous public offering;

●	the suspension of the payment of distributions to our stockholders;

●	the suspension of our distribution reinvestment plan; and

●	the suspension of our share repurchase program.

Suspension of Public Offering, Payment of Distributions, Distribution Reinvestment Plan

and Share Repurchase Program

On March 24, 2020, in response to the global pandemic of the novel coronavirus that causes the disease known as coronavirus disease 2019 (“COVID-19”), our board of directors unanimously approved the following actions:

●	the suspension of the sale of shares of our common stock in our ongoing public offering, effective as of March 25, 2020;

●	the suspension of the payment of distributions to our stockholders, effective immediately;

●	the suspension of our distribution reinvestment plan effective as of April 6, 2020; and

●	the suspension of our share repurchase program effective as of April 6, 2020.

Our board of directors approved the foregoing actions based on the rapidly deteriorating demand across the hotel sector, which is expected to continue to negatively impact bookings and occupancy levels at our hotel properties, stemming from the social distancing, shelter-in-place, travel restriction and other policies implemented to combat the COVID-19 pandemic. While it is impossible to predict when we will be able to return to normal operations, our board of directors and our management will continuously evaluate our financial condition and the overall economic environment in order to determine an appropriate time for the reinstatement of our public offering, the payment of distributions, our distribution reinvestment plan and our share repurchase program.